QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

HearMe Announces Intent To Close Normal Business Operations and Sell Assets

Company Also Posts Second Quarter Financial Results

    MOUNTAIN VIEW, Calif.—(BUSINESS WIRE)—July 30, 2001—HearMe (Nasdaq: HEAR—news), a provider of VoIP application technologies for next generation networks, today announced its decision to close business operations and pursue a sale of its assets, with the goal of returning any remaining capital to stockholders. The Company's intent is to adopt a plan for an orderly wind down of business operations.

    In light of the ongoing economic slowdown—particularly in the telecommunications sector—and diminishing revenue traction and visibility, HearMe has been engaged in a concerted effort for the past several months to explore various strategic alternatives, including the sale of the Company. In addition, as previously announced, the Company substantially reduced operating costs to maximize business operations and preserve cash.

    "The deepening turmoil in the industry has significantly affected our revenue visibility and ability to predict the course of the business. With no viable alternatives, we felt the best decision was to develop a plan for an orderly disposition of HearMe's assets with the objective of returning any remaining capital to the stockholders," said Rob Csongor, CEO of HearMe. "We truly believe we performed a thorough and painstaking effort to try to maximize stockholder value. If other strategic alternatives present themselves in the future, we will pursue initiatives that we believe to be in the best interests of our stockholders."

Second Quarter Revenue and Results

    HearMe reported revenues for the second quarter and six months ended June 30, 2001. Revenues for the second quarter were $0.6 million, bringing six month revenues for the period ending June 30, 2001 to $3.3 million. This compares to technology licensing revenues totaling $4.4 million for the second quarter and $7.3 million for the six month period in the previous year. Ongoing operating expenses, excluding a restructuring charge and stock compensation expense, were $5.9 million for the quarter, compared to $12.3 million in the prior year quarter.

    As a result of the lowered operating expenses, HearMe's pro forma net loss for the quarter was $5.4 million, or $0.19 per diluted share, excluding a $0.7 million charge related to restructuring costs and a stock compensation charge of $0.3 million. This compares to a prior year second quarter pro forma loss of $7.4 million, or $0.27 per diluted share before charges for (1) in-process research and development related to its April 2000 acquisition of AudioTalk Networks, Inc., (2) amortization of intangible assets mainly related to the AudioTalk acquisition, (3) stock compensation expense and (4) loss from discontinued operations in the second quarter of 2000. Including all charges, the Company realized a net loss of $6.5 million for the second quarter of 2001, or $0.23 per diluted share, compared to a net loss of $23.7 million, or $0.87 per diluted share, in the second quarter of 2000.

    The loss for the first six months of 2001 was $10.4 million or $0.37 per diluted share, excluding the restructuring charge and stock compensation expense. For the corresponding period of 2000, the pro forma loss was $12.9 million or $0.51 per diluted share before all charges. Including charges for restructuring and stock compensation expense, the Company had a net loss of $11.7 million, or $0.41 per diluted share for the first six months of 2001, compared to a net loss of $35.1 million, or a loss of $1.40 per diluted share, in the same period last year.

  Plan to be Submitted, New Date for Stockholder Meeting to be Proposed

    HearMe's intent is to continue to methodically wind down business operations in order to provide support for its customers and partners while at the same time minimizing all other expenditures. The Company intends to retain an adequate staff to manage the wind down process.

    HearMe has engaged outside counsel and advisors in the process of developing a wind down plan to be presented to the Board of Directors and stockholders for approval. Upon stockholder approval, the Company intends to provide reasonable reserves for its obligations and distribute any remaining capital to its stockholders.

    Due to this announcement, HearMe is canceling its scheduled second quarter conference call and plans to adjourn the stockholder meeting scheduled for Tuesday, July 31, 2001.

About HearMe

    HearMe (Nasdaq: HEAR—news) develops VoIP application technologies that deliver increased productivity and flexibility in communication via next generation communications networks. The Company's PC-to-phone, phone-to-phone, and PC-to-PC VoIP application platform offers innovative technology and turnkey applications that simplify the process of bringing differentiated, enhanced communications services to market. Communications services supported or enhanced by HearMe technology include VoIP-based conferencing, VoIP Calling, and VoIP-enabled customer relationship management (CRM). Founded in 1995, HearMe is located in Mountain View, California, and is located on the Internet at www.hearme.com. Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements and may include words such as "anticipates," "believes," "plans," "expects," "future," "intends" and similar expressions. These forward-looking statements are not guarantees of future performance and are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or forecasted in such forward-looking statements. No assurance can be given that HearMe will be successful in pursuing a sale of its assets, or that an orderly winding-down of HearMe's operations would actually increase stockholder value or result in any remaining capital for distribution to stockholders. HearMe may not be able to find qualified buyers for its assets. Furthermore, because many of HearMe's assets, particularly its intellectual property, will decline in value over time, HearMe may not be able to consummate the sale of these assets in time to generate meaningful value. We expect to recognize little or no revenue following this announcement, other than revenue recognized from the sale of any assets. HearMe may not be able to negotiate a settlement of all of its obligations to creditors. These include, without limitation, long term contractual obligations associated with facilities leases and business agreements with third parties. Other potential risks and uncertainties include, without limitation, our ability to retain key employees through the wind down period; our ability to support our customers; delay and/or additional costs associated with any sale of technology assets; costs incurred if the sale of any assets is terminated due to HearMe's failure to obtain stockholder approval for such sale; material contingencies provided for in a sale of assets; amendment, delay in implementation or termination of any plan to wind down HearMe's business; delisting of HearMe stock from the Nasdaq National Market; litigation arising as a result of HearMe's plan to wind down its operations; and changing legislation and government regulation. These and other risk factors are or will be described in detail in HearMe's Annual Report on Form 10-K/A for the period ended December 31, 2000, Form 10-Q for the period ended March 31, 2001, and in HearMe's other filings with the Securities and Exchange Commission. HearMe does not undertake any obligation to publicly update any forward-looking statements to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

    Note to Editors: HearMe is a trademark of HearMe. All other products or service names mentioned herein are trademarks of their respective owners.

HearMe
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three months ended June 30,
	2001	2000
Revenues	$612	$4,362
Cost of revenues	381	672

Gross profit	231	3,690

Operating expenses:
Research and development	2,156	2,598
Sales and marketing	1,861	6,896
General and administrative	2,258	3,255
In-process research and development	—	550
Amortization of goodwill and intangible assets	—	12,645
Restructuring costs	701	—

Total operating expenses	6,976	25,945

Loss from operations	(6,745)	(22,255)
Interest and other income (expense), net	276	1,137

Loss before discontinued operations and restructuring charges	(6,469)	(21,118)
Loss from discontinued operations	—	(2,542)

Net loss	$(6,469)	$(23,660)

Net loss per share, basic and diluted	$(.23)	$(.87)

Weighted average shares outstanding, basic and diluted	28,269	27,097

	Six months ended June 30,
	2001	2000
Revenues	$3,293	$7,274
Cost of revenues	881	896

Gross profit	2,412	6,378

Operating expenses:
Research and development	4,954	4,755
Sales and marketing	4,393	11,211
General and administrative	4,042	6,257
In-process research and development	—	550
Amortization of goodwill and intangible assets	—	15,443
Restructuring costs	701	—

Total operating expenses	14,090	38,216

Loss from operations	(11,678)	(31,838)
Interest and other income (expense), net	(50)	2,012

Loss before discontinued operations and restructuring charges	(11,728)	(29,826)
Loss from discontinued operations	—	(5,279)

Net loss	$(11,728)	$(35,105)

Net loss per share, basic and diluted	$(.41)	$(1.40)

Weighted average shares outstanding, basic and diluted	28,356	25,073

HearMe
Condensed Consolidated Balance Sheets
(In thousands)

	June 30, 2001	December 31, 2000
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$7,145	$22,096
Short-term investments	6,612	8,397
Accounts receivable, net	2,115	3,383
Prepaid expenses and other	1,920	2,631
Note receivable	4,521	—
Net assets of business held for sale	—	6,395

Total current assets	22,313	42,902

Property and equipment, net	4,096	4,905
Long term investments	1,400	—
Other assets	763	1,529

Total assets	$28,572	$49,336

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$1,302	$2,911
Accrued payroll and related liabilities	2,976	2,839
Current portion of capital lease and notes payable	781	2,468
Deferred revenue	750	1,304
Accrued expenses relating to restructuring	387	—
Accrued expenses relating to business held for sale	2,348	6,732

Total current liabilities	8,544	16,254

Note payable, net of current portion	439	187

Total liabilities	8,983	16,441

Redeemable common stock	1	1,939
Stockholders' equity	19,588	30,956

Total liabilities and stockholders' equity	$28,572	$49,336

Contact:

  HearMe, Mountain View
  Linda Palmor, 650/429-3778 (Investor Relations)
  investor_relations@hearme.com
  Paula Fujimoto, 650/429-3778 (Media)
  press@hearme.com

QuickLinks

  Exhibit 99.1
HearMe Condensed Consolidated Statements of Operations (In thousands, except per share amounts) (Unaudited)
HearMe Condensed Consolidated Balance Sheets (In thousands)